UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 11, 2008

Date of Report (Date of earliest event reported)

GRYPHON GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-127635	92-0185596
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 810 - 1130 West Pender Street
Vancouver, BC	V6E 4A4
(Address of principal executive offices)	(Zip Code)

(604) 261-2229

Registrant's telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On February 12, 2008, Gryphon Gold Corporation (the “Company”) issued a press release relating to the execution of a letter of intent to merge American Bonanza Gold Corp. into a wholly-owned subsidiary of the Company through a plan of arrangement. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 8.01.  Other Events

On February 11, 2008, Gryphon Gold Corporation entered into a letter of intent with American Bonanza Gold Corp., under which American Bonanza would merge with and into a wholly-owned subsidiary of Gryphon Gold (the “Merger”). Under the terms of the Letter of Intent, the parties to negotiate and enter into an Arrangement Agreement, subject to a more complete review of American Bonanza’s business and negotiation of such a definitive agreement in form acceptable to both parties. The Arrangement Agreement will reflect the agreed upon terms and conditions as well as customary representations, warranties, covenants and termination rights. In addition, and whenever necessary, the parties will negotiate ancillary agreements. The Letter of Intent provides the following material terms:

Structure: Gryphon will cause the formation of a corporation under the laws of the Province of British Columbia (“Newco”). As soon as practicable after the satisfaction or waiver of the closing conditions set forth in the Arrangement Agreement (the “Closing Date”), American Bonanza shall merge with and into Newco. From and after the Closing Date, the separate corporate existence of American Bonanza shall cease and Newco shall continue as the surviving entity in the Merger.

Exchange Ratio: The following exchange ratios shall apply to the Merger (a) the holders of American Bonanza common shares shall be entitled to receive in exchange therefore shares of common stock of Gryphon at a conversion rate of 2.0 American Bonanza Shares for each GG Share; (b) the holders of American Bonanza options shall be entitled to receive in exchange therefore stock options of Gryphon (“GG Options”) at a conversion rate of 2.0 American Bonanza Options for each GG Option (and the exercise prices shall be adjusted accordingly); and (c) the holders of American Bonanza Warrants shall be entitled to receive in exchange therefore warrants of Gryphon (“GG Warrants”) at a conversion rate of 2.0 American Bonanza Warrants for each GG Warrant (and the exercise prices shall be adjusted accordingly), and the American Bonanza Securities will be cancelled. The Arrangement Agreement will provide for registration rights with respect to the GG Shares and the listing of the GG Shares on the Toronto Stock Exchange.

Directors and Management: It is anticipated that immediately following the Closing Date (a) each of Tony Ker, Richard Hughes, Rohan Hazelton, Don Gentry, Brian P. Kirwin and Giulio T. Bonifacio will serve as directors of Gryphon and (b) Tony Ker will serve as Chief Executive Officer and Michael Longinotti will serve as Chief Financial Officer. Mr. Kirwin and Mr. Bonifacio will be granted stock options at the time of becoming directors and will be entitled to receive director fees equal to fees paid to other independent directors.

Conditions: The Letter of Intent and, to the extent applicable, the Arrangement Agreement will (except as specified below) be, subject to the following conditions:

•

each of American Bonanza and Gryphon agrees to provide to the other party and its agents complete access to all of its books, records and personnel (excluding only information protected by the attorney-client privilege, but including such information to the extent that the disclosure thereof to the recipient would not waive such privilege) for purposes of conducting a due diligence investigation of the other party;

•	negotiation and execution of the Arrangement Agreement with terms, provisions and conditions mutually acceptable to each of us;
•	approval of the Arrangement Agreement, and the agreements and transactions contemplated thereby, by the Board of Directors of each of Gryphon, Newco and American Bonanza;
•	approval of the Arrangement Agreement, and the agreements and transactions contemplated thereby, by the shareholders of American Bonanza;
•

approval of the fairness of the terms and conditions of terms of the Arrangement Agreement, and the agreements and transactions contemplated thereby, by the British Columbia court or other authorized governmental entity mutually agreed to by the parties pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended;

•

approval by the Toronto Stock Exchange of the listing of (i) the GG Shares issued in exchange for the surrender of the American Bonanza Shares, (ii) the GG Shares issuable upon the exercise of the GG Options; and (iii) the GG Shares issuable upon the exercise of the GG Warrants;

•

appropriate confirmation that American Bonanza will have a minimum balance of net cash (cash less all current liabilities) of Cdn$1.5 million as of the Closing Date (excluding payments to be received from Hawthorne Gold Corporation);

•	appropriate confirmation that Gryphon will have a minimum balance of net cash (cash less all current liabilities) of Cdn$1.5 million as of the Closing Date;
•	appropriate confirmation that neither American Bonanza nor its subsidiaries are in default of their respective covenants or obligations under any material agreements;
•	appropriate confirmation as to compliance with the representations, warranties and covenants set forth in the Arrangement Agreement and the agreements contemplated thereby; and
•	receipt of a fairness opinion by American Bonanza that the Merger is fair from a financial point of view to the American Bonanza shareholders.

Covenants: American Bonanza covenants to operate its business in a manner consistent with past practices and not engage in any extraordinary transactions without Gryphon’s prior consent. American Bonanza also provided customary covenants related to compensation, issuance of additional securities and debt and disposition of assets.

Break Fees: The Companies have agreed to pay break-up fees in the following circumstances:

•

Either Company shall pay the other the sum of US$150,000 in cash, plus an amount equal to all of the reasonable documented expenses incurred by the other in connection with the transactions contemplated by the merger (not to exceed US$50,000), if either the letter of intent or the arrangement agreement is terminated by the other Company due to certain actions set forth in the letter of intent.

•

American Bonanza shall pay Gryphon Gold the sum of US$900,000 in cash, plus an amount equal to all of the reasonable, documented expenses incurred by Gryphon in connection with the transactions contemplated by the letter of intent in an amount (not to exceed US$50,000), if the board of directors of American Bonanza, among other things, determines not to recommend the merger with Gryphon Gold to the shareholders of American Bonanza and does not consummate the merger with Gryphon Gold.

These provisions will survive termination of the Letter of Intent.

Exclusive Dealing. During the pendency of negotiations between Gryphon Gold and American Bonanza, American Bonanza will not, directly or indirectly, through any officer, director, agent or otherwise (a) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals, or offers from any potential buyer (other than Gryphon) relating to the disposition of the assets or securities of Seller, or any part thereof or (b) subject to fiduciary obligations of the American Bonanza Board of Directors under applicable law as advised in writing by counsel, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the disposition of the assets or any securities of American Bonanza or any part thereof. Notwithstanding the foregoing, American Bonanza will keep Gryphon reasonably informed of any negotiations and provide Gryphon with the same information provided to any third party in satisfying the American Bonanza Board of Directors’ fiduciary obligations. Gryphon shall be provided the right, but not the obligation, to evaluate and match or better any transaction determined to be a superior proposal by the Board of Directors of American Bonanza. These provisions shall survive termination of the Letter of Intent.

Termination. The Letter of Intent may be terminated:

•	by mutual consent of Gryphon and American Bonanza; or
•	by either party if the Arrangement Agreement has not been executed by May 31, 2008 (subject to payment of the break-up fees).

The parties have agreed to work in good faith towards execution of a definitive agreement prior to the expiration of the Letter of Intent on May 31, 2008. However, due to conditions precedent to closing, including completion of due diligence by us, and the risk that the conditions precedent will not be satisfied, there is no assurance that we will complete the transactions contemplated by the Letter of Intent or close the Merger.

Item 9.01. Exhibits.

(99.1)	Press Release dated February 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON GOLD CORPORATION

DATE: February 14, 2008	By:	/s/ Anthony D. J. Ker
Anthony D. J. Ker
Chief Executive Officer